                                 Exhibit 12.1

                              Kohl's Corporation
                      Ratio of Earnings to Fixed Charges
                                    ($000s)

                                                 13 Weeks Ended
                                                -----------------
                                                May 1,     May 2,                         Fiscal Year (1)
                                                                       ------------------------------------------------------
                                                 1999       1998        1998        1997        1996        1995        1994
                                                 ----       ----        ----        ----        ----        ----        ----
Earnings
--------
    Income before income taxes and
         extraordinary items                    $64,142    $44,231    $316,749    $235,063    $171,368    $122,729    $117,451

    Fixed charges (3)                            17,252     15,103      63,135      57,446      42,806      30,649      19,758
    Less interest capitalized
         during period                             (719)      (445)     (1,878)     (2,043)     (2,829)     (1,287)       (603)
                                                -------    -------    --------    --------    --------    --------    --------

                                                $80,675    $58,889    $378,006    $290,466    $211,345    $152,091    $136,606
                                                =======    =======    ========    ========    ========    ========    ========

Fixed Charges
-------------
    Interest (expensed or capitalized) (3)       $6,139     $6,059     $24,550     $26,304     $20,574     $14,774      $7,911

    Portion of rent expense
         representative of interest              11,063      8,994      38,385      30,798      22,031      15,798      11,777
    Amortization of deferred
         financing fees                              50         50         200         344         201          77          70
                                                -------    -------    --------    --------    --------    --------    --------
                                                $17,252    $15,103     $63,135     $57,446     $42,806     $30,649     $19,758
                                                =======    =======    ========    ========    ========    ========    ========

Ratio of earnings to fixed charges                 4.68       3.90        5.99        5.06        4.94        4.96 (2)    6.91
                                                =======    =======    ========    ========    ========    ========    ========


(1) Fiscal 1998, 1997, 1996 and 1994 are 52 week years and fiscal 1995 is a 53 week year.
(2) Excluding the credit operations non-recurring expense of $14,052, the ratio of earnings to fixed charges would be 5.40.
(3) Interest expense for fiscal 1997, 1996, and 1995 has been restated to properly reflect interest expense included on the Consolidated Statements of Income.